FIRST TRUST TAX-ADVANTAGED PREFERRED INCOME FUND


                        120 East Liberty Drive, Suite 400
                             Wheaton, Illinois 60187


                          NOTICE OF TERMINATION OF FUND



June 2, 2009

         To the Shareholders of First Trust Tax-Advantaged Preferred
         Income Fund:

         Notice is hereby given that the Board of Trustees (the "Board") of First Trust Tax-Advantaged Preferred Income Fund ("FPI"), a Massachusetts business trust, approved and adopted a Plan of Termination, Liquidation and Dissolution (the "Plan") which will result in the termination of FPI in accordance with the laws of the Commonwealth of Massachusetts and the Declaration of Trust of FPI dated March 9, 2006, as amended (the "Declaration"). As a result of adopting the Plan, FPI will begin to wind up its affairs and will no longer seek to attain its investment objectives.

         Once the assets of FPI have been liquidated, FPI will establish and will provide notice of a "Record Date," i.e., the date on which shares of FPI shall cease trading on the NYSE Amex, the transfer books of FPI will close and all certificates representing FPI shares will be deemed canceled. Holders of record of shares of FPI at the close of business on the Record Date shall be entitled to a distribution of their allocable portion of the Trust Property (as defined in the Declaration) of FPI in accordance with the Plan. The Fund expects to make a first and final liquidating distribution in approximately 60 days to holders of record on the Record Date.



                                     By order of the Board of Trustees,





                                     W. Scott Jardine
                                     Secretary